    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON AUGUST 31, 1998

                                                           REGISTRATION NO. 333-
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                    FORM S-8
                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933

                                THE PANTRY, INC.
             (Exact name of registrant as specified in its charter)

                   Delaware                           56-1574463
        (State or other jurisdiction of            (I.R.S. Employer
         incorporation or organization)           Identification No.)

                                 P.O. Box 1410
                               1801 Douglas Drive
                         Sanford, North Carolina  27331
                                 (919) 774-1600

    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                                ---------------

                 THE PANTRY, INC. 1998 STOCK SUBSCRIPTION PLAN
                            (Full title of the plan)

                                William T. Flyg
                            Chief Financial Officer
                                 P.O. Box 1410
                               1801 Douglas Drive
                         Sanford, North Carolina  27331
                                 (919) 774-6700

 (Name, address, including zip code, and telephone number, including area code, of agent for service)
                                ---------------

                                   COPIES TO:
                            Roger H. Lustberg, Esq.
                               Riordan & McKinzie
                       300 South Grand Avenue, 29th Floor
                         Los Angeles, California  90071
                                 (213) 629-4824

                        CALCULATION OF REGISTRATION FEE

=====================================================================================
                                          PROPOSED         PROPOSED
  TITLE OF SECURITIES       AMOUNT        MAXIMUM          MAXIMUM        AMOUNT OF
   TO BE REGISTERED         TO BE      OFFERING PRICE     AGGREGATE      REGISTRATION
                          REGISTERED     PER SHARE      OFFERING PRICE       FEE
-------------------------------------------------------------------------------------
Common Stock ($0.01         3,100           $575          $1,782,500         $526
par value per share)        shares
=====================================================================================

                                    PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT


ITEM 3.   INCORPORATION OF DOCUMENTS BY REFERENCE.

     The following documents which have been filed by The Pantry, Inc. (the "Registrant") with the Securities and Exchange Commission (the "Commission") are incorporated by reference into this Registration Statement:

     (1) Annual Report on Form 10-K for the fiscal year ended September 25,
         1997;

     (2) Quarterly Report on Form 10-Q for the quarterly period ended December 25, 1997;

     (3) Quarterly Report on Form 10-Q for the quarterly period ended March 26, 1998;

     (4) Quarterly Report on Form 10-Q for the quarterly period ended June 25, 1998; and

     (5) Current Report on Form 8-K dated July 2, 1998.

     All documents subsequently filed by the Registrant with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and prior to the filing of a post-effective amendment to the Registration Statement which indicates that all securities offered hereby have been sold or which deregisters all such securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing such documents. Any statement contained in any document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.


ITEM 4.   DESCRIPTION OF SECURITIES.

     The Registrant's authorized capital stock consists of 300,000 shares of Common Stock, $.01 par value, and 150,000 shares of preferred stock, $.01 par value.

     Common Stock

     Holders of Common Stock are entitled to one vote for each share held of record on all matters submitted to a vote of stockholders. There is no cumulative voting for the election of members of the Board of Directors.
Subject to preferences that may be applicable to any outstanding preferred stock, holders of Common Stock are entitled to receive ratably such dividends as may be declared by the Board of Directors out of funds legally available therefor. In the event of a liquidation, dissolution or winding up of the Registrant, holders of Common Stock are entitled to share ratably in all assets remaining after payment to all creditors and payments required to be made in respect of any outstanding preferred stock. Holders of Common stock have no preemptive rights and have no rights to convert their Common Stock into any other securities. All of the outstanding shares of Common Stock are, and the shares being offered hereby will be, upon issuance and sale, fully paid and nonassessable.

     Preferred Stock

     The Registrant's Certificate of Incorporation authorizes the issuance in series of up to 150,000 shares of preferred stock, and permits the Registrant's Board of Directors to establish the voting rights, designations, powers, preferences and relative and other special rights and the qualifications, limitations and restrictions of each of such series. As of the date hereof, 43,499 shares of Preferred Stock are issued and outstanding, 25,999 shares of which have been designated as "Series A" and 17,500 shares of which have been designated as "Series B."

          Series A

     Except as required by Delaware law, the holders of the Series A Preferred Stock (i) shall not be entitled to vote on any matter coming before the stockholders of the Registrant and (ii) shall not be included in determining the number of shares voting or entitled to vote on any such matters. The holders of Series A Preferred Stock are entitled to cumulative dividends from the Registrant on each share of Series A Preferred Stock at a semi-annual rate equal to $60.00 per share plus an amount determined by applying a twelve percent (12%) annual rate compounded semi-annually to any accrued but unpaid dividend. Such dividends on the outstanding shares of Series A Preferred Stock shall be payable at such intervals as the Board of Directors of the Registrant may from time to time determine and may be paid in cash or by issuing additional shares, including fractional shares of Series A Preferred Stock, at the rate of one share for each $1,000 of dividends outstanding.

     Upon the dissolution, liquidation or winding up of the Registrant, whether voluntary or involuntary, the holders of outstanding shares of Series A Preferred Stock, shall be entitled to be paid out of the assets of the Registrant available for distribution to its stockholders, whether such assets are capital, surplus or earnings, before any payment or declaration and setting apart for payment of any amount shall be made in respect of the outstanding shares of the Registrant's Common Stock, but following the preferences of Series B Preferred Stock as discussed herein, an amount equal to each $1,000 per share of Series A Preferred Stock then outstanding, plus all accrued but unpaid dividends thereon to the date fixed for liquidation (whether or not declared), and no more. If upon the dissolution, liquidation or winding up of the Registrant, whether voluntary or involuntary, the assets to be distributed after satisfaction of the preferences of Series B Preferred Stock among the holders of outstanding shares of Series A Preferred Stock shall be insufficient to permit the payment to such stockholders of the full preferential amounts aforesaid, then the entire assets of the Registrant to be distributed ratably among the holders of outstanding shares of Series A Preferred Stock based on the full preferential amounts for the number of outstanding shares of Series A Preferred Stock held by each holder.

          Series B

     At all meetings of the stockholders of the Registrant and in the case of any actions of stockholders in lieu of a meeting and holder of the Series B Preferred Stock shall be entitled to ten (10) votes per share and except as required by Delaware law shall vote together with the holders of Common Stock as a single class. In addition, without consent of the holders of a majority of the outstanding shares of Series B Preferred Stock, voting separately as a single class, the Registrant is restricted from: (i) the issuance of any securities with equal or superior rights with respect to dividends or liquidation preferences, (ii) the repurchase of any shares of, making of any dividend or distribution to, or any reclassification with respect to any of the Registrant's outstanding shares of capital stock, and (iii) amendment or modification of the Registrant's Certificate of Incorporation or Bylaws so as to adversely affect the relative rights, preferences, qualification, limitations or restrictions or the Series B Preferred Stock.

     The holders of Series B Preferred Stock are entitled to cumulative dividends from the Registrant on each share of Series B Preferred Stock at a quarterly rate equal to $32.50 per share plus an amount determined by applying a thirteen percent (13%) annual rate compounded quarterly to any accrued but unpaid dividend. Such dividends on the outstanding shares of Series B Preferred Stock shall be payable at such intervals as the Board of Directors of the Registrant may from time to time determine and may be paid in cash or by issuing additional shares, including fractional shares of Series B Preferred Stock, at the rate of one share for each $1,000 of dividends outstanding.

     Upon the dissolution, liquidation or winding up of the Registrant, whether voluntary or involuntary, the holders of outstanding shares of Series B Preferred Stock, shall be entitled to be paid out of the assets of the Registrant available for distribution to its stockholders, whether such assets are capital, surplus or earnings, before any payment or declaration and setting apart for payment of any amount shall be made in respect of the outstanding shares of any other class or series of the Registrant's capital stock, including without limitation, shares of Series A Preferred Stock and of Common Stock, an amount equal to $1,000 per share of Series B Preferred Stock then outstanding, plus all accrued but unpaid dividends thereon to the date fixed for liquidation (whether or not declared), and no more. If upon the dissolution, liquidation or winding up of the Registrant, whether voluntary or involuntary, the assets to be distributed among the holders of outstanding shares of Series B Preferred Stock shall be insufficient to permit the payment to such stockholders of the full preferential amounts aforesaid, then the entire assets of the Registrant to be distributed ratably among the holders of outstanding shares of Series B Preferred Stock based on the full preferential amounts for the number of outstanding shares of Series B Preferred Stock held by each holder.

     The Board of Directors has the authority without stockholder approval to issue the remaining authorized preferred stock in one or more series and to fix the rights, preferences, privileges and restrictions thereof, including the dividend rights, dividend rate, conversion rights, voting rights, rights and terms of redemption (including sinking fund provisions), the redemption price or prices, the liquidation and preferences imposed on any unissued series of preferred stock, and the number of shares constituting any series or the designation of such series. The Registrant presently has no plans or arrangements for the issuance of any additional preferred stock.


ITEM 5.   INTERESTS OF NAMED EXPERTS AND COUNSEL.

     Not applicable.


ITEM 6.   INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     The Registrant is a Delaware corporation. Article VI of the Registrant's Certificate of Incorporation provides that the Registrant may indemnify its officers and directors to the full extent permitted by law. Section 145 of the General Corporation Law of the State of Delaware (the "GCL") provides that a Delaware corporation has the power to indemnify its officers and directors in certain circumstances.

     Subsection (a) of Section 145 of the GCL empowers a corporation to indemnify any director or officer, or former director or officer, who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding provided that such director or officer acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, provided that such director or officer had no cause to believe his or her conduct was unlawful.

     Subsection (b) of Section 145 of the GCL empowers a corporation to indemnify any director or officer, or former director or officer, who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above, against expenses actually and reasonably incurred in connection with the defense or settlement of such action or suit provided that such director or officer acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification may be made in respect of any claim, issue or matter as to which such director or officer shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action was brought shall determine that despite the adjudication of liability such director or officer is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper.

     Section 145 of the GCL further provides that to the extent a director or officer of a corporation has been successful in the defense of any action, suit or proceeding referred to in subsections (a) and (b) or in the defense of any claim, issue or matter therein, he or she shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him or her in connection therewith; that indemnification provided for by Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; and that the corporation shall have power to purchase and maintain insurance on behalf of a director or officer of the corporation against any liability asserted against him or her or incurred by him or her in any such capacity or arising out of his or her status as such whether or not the corporation would have the power to indemnify him or her against such liabilities under Section 145.

     Article V of the Registrant's Certificate of Incorporation currently provides that each director shall not be personally liable to the Registrant or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Registrant or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the GCL, or (iv) for any transaction from which the director derived an improper benefit.

     The Registrant has entered into indemnity agreements with each of its directors. The indemnity agreements generally indemnify such persons against liabilities arising out of their service in their capacities as directors, officers, employees or agents of the Registrant. The Registrant may from time to time enter into indemnity agreements with additional individuals who become officers and/or directors of the Registrant.


ITEM 7.   EXEMPTION FROM REGISTRATION CLAIMED.

     Not applicable.


ITEM 8.   EXHIBITS.

5.1 Opinion of Riordan & McKinzie as to the legality of the Common Stock registered hereby.

23.1 Consent of Riordan & McKinzie (included in Exhibit 5.1 hereto).

23.2 Consent of Deloitte & Touche LLP.

23.3 Consent of PricewaterhouseCoopers LLP.

24.1 Powers of Attorney (included on the signature page hereto).

ITEM 9.   UNDERTAKINGS.

  The undersigned Registrant hereby undertakes:

  (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

      (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

     (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

    (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

  Provided however, that paragraphs (i) and (ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

  (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

  (4) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

  Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Sanford, State of North Carolina, on August 28, 1998.

                               THE PANTRY, INC.



                               By:   /s/ Peter J. Sodini
                                     ------------------------------
                                     Peter J. Sodini, President and
                                     Chief Executive Officer


                              POWERS OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Peter J. Sodini and William T. Flyg, and each of them, his or her true and lawful attorneys-in-fact and agents with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


        SIGNATURE                              TITLE                            DATE
   /s/ Peter J. Sodini        President, Chief Executive Officer            August 28, 1998
---------------------------   and Director (Principal Executive Officer)
     Peter J. Sodini

   /s/ William T. Flyg        Senior Vice President, Finance, Chief         August 28, 1998
---------------------------   Financial Officer and Secretary (Principal
     William T. Flyg          Financial Officer)

   /s/ Joseph J. Duncan       Controller (Principal Accounting Officer)     August 28, 1998
---------------------------
    Joseph J. Duncan

                              Director                                      August __, 1998
---------------------------
    William M. Wardlaw

/s/ Charles P. Rullman, Jr.   Director                                      August 27, 1998
---------------------------
  Charles P. Rullman, Jr.

   /s/ Todd W. Halloran      Director                                      August 27, 1998
--------------------------
     Todd W. Halloran

     /s/ Jon D. Ralph        Director                                      August 27, 1998
--------------------------
       Jon D. Ralph

                             Director                                      August __, 1998
--------------------------
  Christopher C. Behrens

                               INDEX TO EXHIBITS


Exhibit No.   Description                                                              Page Number
-----------   -----------                                                              -----------
        5.1   Opinion of Riordan & McKinzie as to the legality of the Common Stock          S-1
              registered hereby.
       23.1   Consent of Riordan & McKinzie (included in Exhibit 5.1 hereto).               S-1
       23.2   Consent of Deloitte & Touche LLP.                                             S-2
       23.3   Consent of PricewaterhouseCoopers LLP.                                        S-3
       24.1   Powers of Attorney (included on the signature page hereto).